EXHIBIT 10.1

EMPLOYMENT AGREEMENT

                    This EMPLOYMENT AGREEMENT ("Agreement") dated as of October 11, 2007 between PAUL R. SYLVESTER ("Employee"), and MANATRON, INC., a Michigan corporation, maintaining its principal executive offices at 510 E. Milham, Portage, Michigan 49002 ("Employer"). This agreement supersedes the Employment Agreement between Employee and Employer dated October 10, 1996, as amended.

                    Accordingly, the parties agree as follows:

          1.          Employment. Employer hereby employs Employee, and Employee hereby accepts this employment, on the terms and subject to the conditions set forth herein.

          2.          Position. Employee agrees to serve Employer in the position and with the job description as described on Exhibit A, or to serve Employer and its subsidiaries in such other executive or operational positions commensurate with Employee's experience and expertise as may be determined by Employer. Employee shall devote his full business time, energies, best efforts, skill and attention to the duties arising out of or incident to his position and responsibilities pursuant to this Agreement, during the term of employment, and shall not engage in other employment or business opportunity, unless the employment or business opportunity is disclosed to and approved by the Compensation Committee of the Board of Directors in advance of the employment or business opportunity.

          3.          Duration. Employment under this Agreement shall commence on the date set forth above and shall continue until terminated as provided in this Agreement.

          4.          Compensation. In consideration for his services, Employee shall receive the following compensation:

          (a)          Salary. While this Agreement is in effect, Employer (or, if applicable, an affiliate of Employer) shall pay Employee a salary in an amount determined by the Board of Directors of Employer (the "Base Salary"). The Base Salary shall be reviewed annually and adjusted as the Board of Directors of Employer in its discretion deems appropriate and which shall be commensurate with Employee's position. If the Board of Directors of Employer decides to reduce Employee's Base Salary, Employer shall provide Employee three months' written notice before the reduction shall go into effect.

          (b)          Vacation. Employee shall receive paid vacation in accordance with Employer's vacation and hiring policies as in effect from time to time.

          (c)          Automobile Expenses. If Employee is provided with an automobile or a car allowance for business purposes, it shall be provided in accordance with Employer's standard automobile use policies and practices.

          (d)          Bonus. Employee will be eligible to participate in the Employer's executive incentive bonus plan as in effect from time to time. A copy of Employer's current executive incentive bonus plan has been or will be separately provided to Employee. Employee acknowledges that the terms of the bonus plan are subject to revision at Employer's discretion.

          (e)          Benefits. Employee shall receive standard benefits offered to all employees as determined from time to time by the Board of Directors of Employer.

          (f)          Reimbursement of Expenses. Employer shall reimburse Employee for all reasonable proper travel and out-of-pocket expenses incurred by him in connection with the performance of his duties under this Agreement in accordance with Employer's policies for reimbursement.

          5.          Termination of Employment. This Agreement and Employee's employment pursuant to this Agreement may be terminated prior to the expiration of the stated term of this Agreement as follows:

          (a)          Termination by Employee. Employee is free to resign from employment at any time with or without cause, by providing 30 days' prior written notification to Employer. For purposes of this Agreement, "With Cause" shall mean:

          (i)          Without Employee's express written consent, the assignment to Employee of any duties inconsistent with Employee's present position or positions, duties, responsibilities and status with Employer or a subsidiary, except in connection with Employee's termination as provided below in Sections 5(c), (d) or (e) or by Employee other than "With Cause";

          (ii)          A reduction in Employee's Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time, by more than 15%; or

          (iii)          Without Employee's express written consent, a relocation of Employee to a location outside of Employee's current employment location, except for required travel on business of Employer to an extent substantially consistent with Employee's present business travel obligations.

          (b)          Termination by Employer. Employer may terminate Employee's employment at any time, with or without cause and with or without prior review, notice or warning by providing 30 days' prior written notification to Employee.

          (c)          Death. Employee's employment under this Agreement shall terminate in the event of Employee's death. Obligations of Employer hereunder shall terminate as of the date of Employee's termination for death.

          (d)          Disability. Employer may terminate this Agreement for "Disability" if, as a result of Employee's incapacity due to physical or mental illness, he shall have been absent from his duties with Employer on a full-time basis for six consecutive months, and if he shall not have returned to the full time performance of his duties within 30 days after written notice after such six month period.

          (e)          For Cause. Employee's employment under this Agreement may be terminated by Employer for "Cause" at any time. For purposes of this Agreement, termination shall be considered to be for "Cause" if based upon (i) Employee's conviction of a crime involving moral turpitude or embezzlement; (ii) Employee's willful activities in competition with Employer or in aid of its competitors; (iii) the willful and continued failure to substantially perform Employee's duties with Employer under this Agreement (other than any other such failure resulting from Disability), after a written demand for substantial performance is delivered to Employee that specifically identifies the manner in which Employer believes Employee has willfully failed to substantially perform his duties, and after Employee has failed to resume substantial performance of his duties on a continuous basis within 14 calendar days of receiving such demand; or (iv) Employee willfully engaging in conduct which is demonstrably and materially injurious to Employer, monetarily or otherwise. For purposes of (ii), (iii) and (iv) above, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the action or omission was in the best interest of Employer.

          6.          Severance Pay.

          (a)          If Employer terminates Employee under Section 5(b) (Termination by Employer), or if Employee terminates employment under Section 5(a) (Termination by Employee), in such a manner that constitutes a "separation from service" as that term is defined by Section 409A of the Internal Revenue Code, Employer or its successor in interest shall continue payment of Employee's salary and will reimburse Employee for expenses actually incurred in continuing coverage of benefits (to the extent permitted under the terms of Employer's benefit plans and subject to Employee's continuing payment of the normal employee contribution) for a period of two years ("Severance Pay"). Employer will reimburse Employee on or before the last day of Employee's taxable year next following the taxable year in which the expenses were incurred. Employee agrees that Employee's right to receive Severance Pay is conditioned on the prior execution by Employee of a binding general release (in such form as Employer may determine) of any and all claims against Employer and all co-owned entities, and their officers, directors, employees, agents and owners.

          (b)          Notwithstanding any other timing provision in this Section 6, if, at the time the Severance Pay would commence, Executive is a Specified Employee as defined by Section 409A of the Internal Revenue Code, then no Severance Pay may be paid before the date that is six months after the termination of Employee's employment. Payments to which Employee would otherwise have been entitled during that six months will be accumulated and paid on the first day after six months following the date of

Employee's termination of employment. All payments that would otherwise be made more than six months following the date of Employee's termination of employment will be made in accordance with the general timing provisions described above.

          7.          Change in Control.

          (a)          Payment Upon Change in Control. Upon a Change in Control of Employer on or before April 30, 2011, Employee will receive a payment based on the following formula (the "Change in Control Payment"): If the transaction price in connection with the Change in Control is between $50,000,000 and $60,000,000, then Employee will receive a payment equal to 1/4 of 1% of such transaction price; if the transaction price in connection with the Change in Control is greater than $60,000,0000, then Employee would receive $150,000 ( 1/4 of 1% of $60,000,000) plus 1/2 of 1% of the amount that the transaction price exceeds $60,000,000. If the transaction price is below $50,000,000, Employee would not receive a Change in Control Payment.

          (b)          Timing of Payment. Employer shall pay the Change in Control Payment to Employee within 10 days following the Change in Control Date.

          (c)          Definitions. For the purposes of this Section, the following definitions will apply:

          (i)          "Change in Control" means: (A) the acquisition by any person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Securities Exchange Act 1934) of 90% or more of the outstanding common stock or the combined voting power of Employer's outstanding securities entitled to vote generally in the election of directors; (B) the sale or disposition of all or substantially all of the consolidated assets of Employer other than to a Permitted Successor; (C) the reorganization, merger or consolidation of Employer, unless the transaction is with or into a Permitted Successor; or (D) the execution by Employer of an agreement or letter of intent which contemplates a Change in Control if that agreement or letter of intent remains in effect at the time of Employee's termination pursuant to Section 5(a), 5(b), 5(c) or 5(d).

          (ii)          "Change in Control Date" means the effective time of any of the events set forth in Section 7(c)(i)(A) - 7(a)(i)(C) or the consummation of the transactions contemplated in an agreement or letter of intent described in Section 7(c)(i)(D).

          (iii)          "Continuing Directors" mean the individuals constituting Manatron Inc.'s Board of Directors as of the date of this Agreement and any subsequent directors whose election or nomination for election by Manatron Inc.'s shareholders was approved by a vote of a majority of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, solicitation of proxies or consents by or on behalf of a person other than the Board.

          (iv)          "Excluded Holder" means Manatron, Inc., a subsidiary or any employee benefit plan or any trust holding Manatron, Inc. Common Stock.

          (v)          "Market Value" means the closing sales price of Employer's Common Stock on the NASDAQ Global Market (or any successor exchange that is the primary stock exchange for trading of Employer Common Stock) on the Change in Control Date, or if the NASDAQ Global Market (or any such successor) is closed on that date, the last preceding date on which the NASDAQ Global Market (or any such successor) was open for trading on which shares of Employer Common Stock were traded.

          (vi)          "Permitted Successor" means a corporation which, immediately following the consummation of a transaction specified in clauses (B) and (C) of the definition of "Change in Control" above, satisfies each of the following criteria: (A) 60% or more of the outstanding Employer Common Stock and the combined voting power of the outstanding securities of Employer entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners of Employee Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (B) no person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding Common Stock of Employee or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (for these purposes the term Excluded Holder will include Employer, any subsidiary of Employer and any employee benefit plan of Employer or any such subsidiary or any trust holding common stock or other securities of Employer pursuant to the terms of any such employee benefit plan); and (C) at least a majority of the board of directors is comprised of Continuing Directors.

          8.          Non-Competition Covenants of Employee. While employed by Employer and during the period after termination during which Employee receives any Severance Pay, Employee shall not:

          (a)          Engage, and shall have no investment, involvement or other connection whatsoever, direct or indirect, with any corporation, partnership, proprietorship, individual or other business entity that is engaged, in whole or in part, in any line of business that is the same as, similar to or directly or indirectly in competition with the business of Employer, or its successors and assigns, as it is now, or as it may during Employee's employment be, conducted in North America ("Competing Entity"); this provision shall not, however, restrict the right of Employee to own less than 1% of the issued and outstanding shares of capital stock in any company listed on a national or regional stock exchange, or whose stock is quoted on a NASDAQ market, regardless of the nature of the business.

          (b)          Be or become a shareholder, partner or other investor, or an officer, employee, consultant, adviser or director or an agent (whether independent or otherwise) for any Competing Entity; this provision shall not, however, restrict the right of Employee to own less than 1% of the issued and outstanding shares of capital stock in any company listed on a national or regional stock exchange, or whose stock is quoted on a NASDAQ market, regardless of the nature of the business.

          (c)          Solicit either for himself or on behalf of any Competing Entity, any "active customer of Employer" where an "active customer of Employer" is a person or entity who or which is or has been a customer of Employer during the term of Employee's employment or during the two years preceding Employee's termination of employment.

          (d)          Employee acknowledges that Employer has been conducting its business in North America, and that the restrictive covenants assumed by Employee pursuant to this Agreement are essential to the business of Employer and its goodwill.

          (e)          The provisions set forth in this Section shall be in effect while Employee is employed by Employer and for the period of time during which Employee receives Severance Pay. In the event Employee breaches any of the terms, conditions or provisions under this Section, the remedy available to Employer shall be the right of Employer to receive actual damages along with the forfeiture of Severance Pay (paid or unpaid) if such breach occurs prior to any employment termination. If such breach occurs subsequent to any employment termination, the sole remedy of Employer for the breach shall be the forfeiture of the right of Employee to receive any unpaid Severance Pay.

          9.          Covenant Not to Solicit Employees. During the period after termination during which Employee receives any Severance Pay, Employee shall not, directly or indirectly, induce or attempt to influence any employee of Employer to terminate employment, except in his capacity as an officer of Employer in the ordinary course of business or as approved by the Board of Directors of Employer. The sole remedy of Employer for breach of the covenant set forth in this Section shall be the forfeiture of the right of Employee to receive any unpaid Severance Pay.

          10.          Covenant Not to Disclose Confidential Information. Employee agrees that all information regarding manufacturing technique, process, formula, development or experimental work, work in process, business, trade secret or any other secret or confidential matter relating to the products, sales or business at Employer, including, but not limited to, customer lists, sales records, financial statements, payroll records, ledgers, corporate records, account numbers, contact lists and other information of any nature whatsoever pertaining to the business of Employer are of a proprietary and confidential nature and that none of such information shall be disclosed, published or made use of for any purpose by Employee without the prior written consent of Employer.

          11.          Covenant Not to Use Trade Name. Employee agrees that he shall not, directly or indirectly, be or become an investor, partner, shareholder, officer, employee, director, consultant, adviser or agent of, or have any other affiliation with or economic interest in, any corporation, partnership, proprietorship or other business entity that has "Manatron," "ATEK," "Specialized Data Systems," "Sabre," "ASIX" or "Sigma" as any part of its name or trade name except for Employer or any companies or businesses affiliated with Employer; this provision shall not, however, restrict the right of Employee to own less than 1% of the issued and outstanding shares of capital stock in any company listed on a national or regional stock exchange, or whose stock is quoted on a NASDAQ market, regardless of the nature of the business.

          12.          Specific Performance Available. The provisions set forth in Sections 10 and 11 shall be in effect while Employee is employed by Employer and also following termination of employment. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions and provisions of Sections 10 or 11, Employer's remedies at law shall be inadequate. Accordingly, Employee agrees that in such event, Employer shall be entitled to the remedies of specific performance and injunctive relief in addition to actual damages and any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.

          13.          Entire Agreement. This Agreement constitutes the entire agreement among the parties as to Employee's employment. All prior discussions, compensation understandings, negotiations and agreements notwithstanding, this Agreement constitutes the parties' sole source of rights and duties with respect to Employee's employment. This Agreement may not be changed orally, but only by agreement in writing expressly identifying itself as an amendment to this Agreement and signed by Employee and Employer.

          14.          Agreement Binding on Successors. This Agreement shall be binding upon Employer and its successors and assigns. The rights and duties of Employee are personal to him and shall not be subject to transfer, delegation or assignment.

          15.          Amendment and Waiver. This Agreement has been authorized by Employer's Board of Directors. No employee or officer of Employer has authority to offer employment other than employment terminable at will, or to limit Employer's ability to terminate employment at will in any way; employment on any other terms may only be authorized by a written resolution of the Board of Directors. No waiver by either party at any time of any breach by the other party or compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or condition at the time or any time prior or subsequent time.

          16.          Severability. Any provision or term of this Agreement that shall be found to be contrary to law or otherwise unenforceable, in whole or in part, shall not affect the remaining terms of this Agreement, which shall be continued as if the unenforceable provision were absent from this Agreement. It is the desire and intent of the parties to this Agreement that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

          17.          Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Michigan.

          18.          Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Kalamazoo, Michigan, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Employer will reimburse Employee on or before the last day of Employee's taxable year next following the taxable year in which the attorneys' fees were incurred for all reasonable attorneys' fees incurred by Employee as a result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration): (a) which is initiated by Employee if Employer is found in such proceeding to have violated this Agreement substantially as alleged by Employee; or (b) which is initialed by Employer, unless Employee is found in such proceeding to have violated this Agreement substantially as alleged by Employer.

          19.          Notice. All notices, request, demands, consents, waivers, instructions, approvals and the communications hereunder shall be in writing and shall be deemed to have been given if personally delivered to or mailed as follows:

If to Employer:

Manatron, Inc. 510 E. Milham Portage, Michigan 49002 Attention: President

If to Employee:

Paul R. Sylvester 29591 Heritage Lane Paw Paw, MI 49079

          20.          Successors; Binding Agreement. This Agreement shall not be terminated by any merger or consolidation of Employer whereby Employer is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of Employer. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

* * *

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Paul R. Sylvester
Paul R. Sylvester

MANATRON, INC.

By	/s/ Randall L. Peat
Randall L. Peat Its Co-Chairman of the Board

EXHIBIT A
JOB POSITION

Chief Executive Officer and Co-Chairman of the Board of Directors